SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 30, 2009

priceline.com Incorporated

(Exact name of registrant as specified in its charter)

Delaware	0-25581	06-1528493
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Connecticut Avenue, Norwalk, Connecticut	06854
(Address of principal office)	(zip code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.              Regulation FD Disclosure

On October 30, 2009, priceline.com Incorporated received a jury verdict in the City of San Antonio, Texas v. Hotels.com, L.P., et al lawsuit.  The lawsuit is a class action in the United States District Court for the Western District of Texas, San Antonio Division, brought by the City of San Antonio on behalf of itself and a class of 172 Texas municipalities against priceline.com and other on-line travel companies.

The jury’s verdict found that priceline.com and the other on-line travel companies that are defendants in the lawsuit control hotels under the local hotel occupancy tax ordinances and are, therefore, responsible for collecting and remitting local hotel occupancy taxes.  The jury rejected the City of San Antonio’s claim for conversion — essentially, that priceline.com and the other on-line travel companies had collected a tax and “pocketed” the tax dollars — and for punitive damages.

The final amount of the judgment against priceline.com has not been determined.  The jury found that priceline.com and its wholly-owned subsidiary, Travelweb LLC, owed the City of San Antonio and the 172 Texas municipalities that make up the class approximately $2.0 million for historical damages through May of 2009.  In further proceedings, the Court will determine, among other things, the amount of penalties and interest, which could be significant.  We are unable at this time to estimate the final amount of the judgment.

Because we believe that the jury’s decision is inconsistent with the ordinances and the evidence presented at trial that we do not control hotels, we intend to vigorously pursue our rights on appeal to the United States Court of Appeals for the Fifth Circuit.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRICELINE.COM INCORPORATED

By:	/s/ Daniel J. Finnegan
	Name:	Daniel J. Finnegan
	Title:	Chief Financial Officer

Date:  November 2, 2009